EX 99-1

                                                    News
                                                    Release


                                                     Vectren Corporation

                                                     P.O. Box 209

                                                     Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

July 28, 2004
                               Vectren Corporation
                       Reports Second Quarter 2004 Results


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported net income for the three months ended June 30, 2004, of $3.3 million, or $0.04 per share, compared to net income of $4.1 million, or $0.06 per share, for the three months ended June 30, 2003. For the six months ended June 30, 2004, reported earnings were $58.1 million, or $0.77 per share, compared to $59.8 million, or $0.88 per share, for the same period in 2003. Average common shares outstanding for the quarter and six months were nearly 12% higher, compared to the same periods last year, primarily due to the Company's equity offering in August 2003.

Specific Highlights for the Quarter

o Utility Group earnings were $2.8 million for the quarter, compared to $1.4 million in the prior year. Electric margins increased 15% due to the recovery of NOx related expenditures and increased demand in native load and large electric customer margins. This was partially offset by lower earnings from wholesale power marketing operations of $3.4 million after tax, compared to the same quarter last year. The Company estimates that weather favorably impacted second quarter earnings by approximately $0.8 million after tax, compared to last year.

o Nonregulated Group earnings were $0.7 million for the quarter, compared to $3.4 million in the prior period. The write-down of the Company's share of an investment held by Haddington Energy Partners (Nations Energy Holdings), totaling $5.9 million, or $3.5 million after tax, is the primary contributor to the decline in Nonregulated earnings.

Earnings Guidance

Fiscal Year 2004

Based on the current expected timing for the receipt of rate relief for the Vectren North and Vectren Ohio gas rate cases and the recent write-down of the investment in Nations Energy, the Company is revising earnings guidance for fiscal year 2004 to $1.43 to $1.58 per share. Prior guidance was $1.60 to $1.75 per share. The $0.17 reduction in the range of earnings per share guidance is attributable to the following:

o    Rate relief deferred until 2005                               $0.07
o    Loss on Broadband businesses                                  $0.08
o    YTD  heating  weather 8% warmer  than normal  ($0.04)
     partially  offset by expense control                          $0.02

Fiscal Year 2005

The Company believes the street consensus estimate of $1.78 for fiscal year 2005 is very achievable. The utility group is expected to benefit from gas rate relief in cases filed in Indiana and Ohio, normal weather, incremental recovery of NOx environmental compliance expenditures and continued growth in the utility operations. The nonregulated group is expected to benefit from growth in its primary business activities and from narrowing the focus within the group, including the lack of nonrecurring charges related to the broadband businesses, of $4.5 million after tax, recognized in the first quarter of 2004 and the further second quarter charges of $1.5 million after tax, related to ceasing operations at its broadband consulting business. Although a loss related to Nations Energy was recognized in the second quarter of 2004, Haddington has provided $2.0 million after tax earnings for the six months ended June 30, 2004, which is in line with the Company's original 2004 expectations.

"We believe that we have made significant progress this year in executing our plans to improve returns in our utility operations and focus our nonregulated business on activities that can produce attractive growth," stated Niel C. Ellerbrook, Chairman, President and CEO. "We were able to reach an agreement in our $5.7 million Vectren South gas rate case, which allowed us to implement new rates on July 1 of this year. On March 19, we filed our Petition requesting $47 million in rate relief for our Vectren North territory with the Indiana Utility Regulatory Commission and presented our case at hearings during the week of July
19. On April 16, we issued a pre-filing notice requesting approximately $25 million in rate relief for our Ohio operations with the Public Utilities Commission of Ohio. While we would like to reach an earlier negotiated resolution in both cases and will work toward that end, we have decided to revise our 2004 guidance assuming both rate cases are fully litigated and completed late in the first quarter of 2005. On the nonregulated side, we continue to critically evaluate our activities and take actions to reduce or eliminate our involvement in businesses that do not fit our objectives. We are pleased that our primary nonregulated businesses continue to meet expectations, and we believe they provide a stable platform for future growth," added Ellerbrook.

Discussion of Utility Group Results

Utility Group earnings for the second quarter of 2004 were $2.8 million, compared to $1.4 million for the same quarter last year. The $1.4 million increase was primarily due to the return on additional NOx related environmental expenditures. Results from wholesale power activities were down for the quarter but were offset by increased electric customer usage. Weather for the quarter compared to last year had a slight favorable impact.

Utility Group earnings were $47.4 million for the six months ended June 30, 2004, compared to $48.7 million in the prior year. The $1.3 million decrease was primarily due to mild heating weather and lower margins from wholesale power activities. This decrease was partially offset by the return on additional NOx related expenditures and increased electric customer usage.

Gas utility margins were $57.1 million and $196.6 million for the three and six months ended June 30, 2004. This represents a decrease compared to prior periods of $3.7 million and $8.6 million, respectively. Heating weather for the quarter was 27% warmer than normal and 21% warmer than last year. Weather for the six months was 8% warmer than normal and 12% warmer than last year. The estimated decline in margin due to weather was $2.6 million and $10.3 million for the three and six month periods, compared to the prior year. Gas sold and transported volumes were 4% less for the second quarter 2004, compared to the prior year, and 6% less than the six months ended June 30, 2004, compared to the prior year. The decreased throughput was primarily attributable to weather and was partially offset by customer growth for both periods and a 3% increase in large volume contract throughput for the second quarter 2004, compared to 2003.

Electric retail and firm wholesale utility margins were $60.2 million and $114.7 million for the three and six months ended June 30, 2004. This represents an increase over the same period last year of $13.4 million and $17.7 million, respectively. Margins increased $4.1 million quarter over quarter and $7.3 million for the six month periods due to an increase in retail electric rates related to the recovery of NOx related expenditures. Excluding the effects of NOx recovery, margins from industrial customers increased $1.8 million for the quarter and $2.8 million for the year to date over 2003, which reflects some economic recovery. Margin from small customers (excluding the effects of NOx) increased over $8 million for both the quarter and year to date due to weather and increased usage. It is estimated that weather, which was 111% warmer for the quarter and 114% warmer year to date (20% warmer than normal), contributed $4.0 million and $3.3 million, respectively, to the increases.

Electric wholesale margins primarily result from asset optimization activities derived from generation capacity in excess of that needed to serve native load and firm wholesale customers. Net wholesale margins declined $5.7 million and $6.8 million for the three and six-month periods, compared to last year. Increases in demand by native load customers and scheduled outages of owned generation related to the installation of environmental compliance equipment reduced the availability of excess power, lowering wholesale margins.

Other operating expenses and depreciation expense for the three and six months ended June 30, 2004 collectively increased $1.9 million and $6.3 million, respectively, compared to 2003. For the quarter, additional NOx related operating expenses were $2.2 million (other operating expenses of $1.6 million and depreciation of $0.6 million). For the six months, additional NOx related operating expenses were $4.1 million (other operating expenses of $2.2 million and depreciation of $1.9 million). The remaining increase in other operating expenses is primarily due to higher labor and benefit costs. The remaining increase in depreciation expense is primarily due to normal additions to utility plant.

For the three and six months ended June 30, 2004, total other income (expense) increased $1.1 million and $3.3 million, respectively, compared to 2003. The increase was primarily attributable to 2003 charges related to the Company's investments in BABB, which totaled $1.9 million for the quarter and $3.9 million for the six-month period.

For the three and six months ended June 30, 2004, interest expense increased $0.6 million and $1.1 million, respectively, compared to 2003. The increase reflects the July 2003 issuance of fixed rate long-term debt that replaced lower cost short-term variable rate debt.

Discussion of Vectren Enterprise Nonregulated Results
(All amounts following in this section are after tax)

Nonregulated earnings for the second quarter 2004 were $0.7 million, compared to $3.4 million for the same quarter last year. The $2.7 million decrease was principally due to the Company's $3.5 million after-tax write-off of its investment in Nations Energy Holdings.

Nonregulated earnings for the six months ended June 30, 2004, were $11.3 million, compared to $11.9 million for the same quarter last year. The six months earnings reflect the $6.0 million after-tax charges related to the write-down of the Company's broadband businesses, which was partially offset by net gains from the Company's investment in Haddington Energy Partners.

Energy Marketing and Services generated net income of $1.0 million for the three months ended June 30, 2004, and about equal to 2003. Net income generated by Energy Marketing and Services for the six months ended June 30, 2004 was $8.0 million, compared to $9.2 million in 2003. Gas marketing operations, performed through ProLiance Energy, LLC, contributed quarterly earnings of $1.7 million in 2004, compared to $1.6 million in 2003; and year-to-date earnings in 2004 were $8.6 million, compared to $10.1 million in 2003. The six-month decrease results principally from unprecedented volatility in gas prices in March 2003. Vectren Source contributed earnings increases for the quarter and year-to-date periods of $0.7 million and $1.3 million, respectively. The increases are principally due to increased customers and margins per unit of throughput. Source continues to position itself for rapid growth. In June, it was certified by the Georgia Public Service Commission and has begun initial marketing efforts in the Atlanta Gas Light service territory. Earnings from Energy Systems Group decreased for the year to date by $0.8 million due to the timing of performance contract projects year over year; however, current backlog stands at a record of $41 million. ESG recently acquired Progress Energy Solutions, expanding its energy solutions and performance contracting operations throughout the Southeast and Mid-Atlantic United States.

Coal Mining net income for the three months ended June 30, 2004, was $3.8 million, compared to $4.6 million in 2003. Coal Mining net income for the six months ended June 30, 2004, was $7.4 million, compared to $6.9 million in 2003. Mining operations improved by $0.8 million for the six months, compared to 2003 results. The increase was primarily due to improved pricing and better mining conditions. Synfuel-related results for the quarter, which include earnings from Pace Carbon and synfuel processing fees, contributed $3.2 million in earnings in 2004, compared to $4.1 million in 2003. Synfuel-related results for the six months contributed $6.1 million in earnings in 2004, compared to $6.4 million in 2003. During the second quarter of 2004, Pace Carbon produced less synthetic fuel, compared to 2003, due to feed stock problems at one of the four plants.

Utility Infrastructure Services provides underground construction and repair to gas, wastewater, water and electric companies primarily through its investment in Miller Pipeline. Construction and repair activity improved in the second quarter due to the seasonal change in weather and continued increases in utility work. Infrastructure's income for the quarter was $0.5 million, an improvement of $0.7 million from 2003. Infrastructure was about flat for the six months ended June 30, 2004, an improvement of $1.1 million over 2003.

During the first quarter of 2004, the Company continued to evaluate strategic alternatives for its broadband investments and concluded that it is unlikely that it would be making additional investments in its franchises in the Indianapolis and Dayton markets. As a result, the Company recorded impairment charges for its investment in Utilicom related activities, totaling $3.6 million after tax. Consistent with long-term strategic objectives, the Company ceased operations of Vectren Communications Services, a municipal broadband consulting business, during the second quarter of 2004. During the first quarter of 2004, the Company wrote down its investment in inventory at VCS by $0.9 million after tax and recorded additional cessation charges and other costs of $1.5 million after tax in the second quarter. Broadband results for the six months ended June 30, 2004, were a $3.3 million loss, compared to a $1.2 million loss in 2003. The second quarter of 2003 includes a $1.2 million loss on the sale of its investment in First Mile Technologies. Vectren is an investor in SIGECOM Holdings, Inc., located in Evansville, Indiana, and in convertible debt at its parent, Utilicom Networks. SIGECOM provides broadband service to over 28,000 customers, averaging nearly 3 revenue generating units per customer and continues to increase its positive EBITDA. Vectren Communications Services results are reported in Other Businesses.

The Company's Other Businesses Group reported a net loss of $4.7 million for the three months ended June 30, 2004, compared to losses of $0.9 million in 2003. For the six months ended June 30, 2004, the Other Businesses Group reported losses of $0.7 million, compared to losses of $1.8 million in 2003. The six month results reflect the net effect of Haddington's sale of SAGO Energy in the first quarter of 2004 and the write-down at Nations Energy in the second quarter. The Company has invested $22 million in Haddington with an $8 million commitment remaining. While the Nations Energy write-down is disappointing, the Company has still realized an after-tax internal rate of return of 26% through June 2004. Haddington currently has two remaining investments, an operational and income generating underground storage field in California and a compressed air energy storage project for the bulk storage of compressed air to be used for the generation of electricity in Ohio.

Vectren North Pending Gas Rate Case

The Company filed its petition with the Indiana Utility Regulatory Commission on March 19, 2004, to increase its base rates by approximately $47 million to cover the ongoing cost of operating, maintaining and expanding its gas distribution business in central and southeastern Indiana. This marks the first request to increase base rates since 1991. Since that time, investments made to serve customers have exceeded $270 million. If approved, the typical residential customer who uses natural gas to heat his/her home would see a bill increase of about 7%. The filing also includes a request to implement a normal temperature adjustment mechanism to partially reduce the impact on customer bills caused by variations in weather. On July 19 and 20, the Company presented its case in a public hearing before the Indiana Commission. The public and intervenors' cases are scheduled to be filed in mid-September, and the Company's rebuttal and any other final evidentiary filings will be made in early October. The final public hearing is scheduled for mid-October, and the briefing will be concluded in early December.

Vectren Ohio Pending Gas Rate Case

The Company issued its initial pre-filing notice with the Ohio Commission on April, 2004, and requested an increase in its base rates of approximately $25 million to cover the ongoing cost of operating, maintaining and expanding its gas distribution business in west central Ohio. This marks the first request to increase base rates since 1991. Since that time, investments made to serve customers have exceeded $135 million. If approved, the typical residential customer who uses natural gas to heat his/her home would see a bill increase of less than 8%. The filing also includes a proposed conservation tariff, which, if approved, will enable the Company to proactively support conservation and promote home weatherization and the reduction of energy consumption. In late May, the Company filed its formal application for an increase in base rates; and based on the Ohio Commission's regulatory process, the Commission staff report relating to the Company's request is expected to be submitted in late October. Based upon the Ohio Commission's actions in other proceedings, the Company would expect a litigated resolution of this case late in the first quarter of 2005.

Dividend

The Board of Directors declared a quarterly common stock dividend of $0.285 per share, unchanged from the prior quarter. The dividend will be payable September 1, 2004, to shareholders of record at the close of business on August 13, 2004. Vectren and its predecessor companies have recorded 44 consecutive years of annual dividend increases.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on July 29, 2004

Vectren Corporation officers will discuss Second Quarter 2004 earnings results and provide an outlook for 2004 during a conference call for analysts scheduled at 2:30 p.m. EDT (1:30 CDT), Thursday, July 29, 2004. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.Vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com
                                                    -------------------
Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com
                                                        ----------------------

                                                                  ###

                                            VECTREN CORPORATION
                                           AND SUBSIDIARY COMPANIES

                                      CONSOLIDATED STATEMENTS OF INCOME
                                    (Thousands, except per share amounts)
                                                  (Unaudited)
                                       Three Months            Six Months           Twelve Months
                                       Ended June 30          Ended June 30         Ended June 30
                                    ------------------------------------------------------------------
                                       2004       2003       2004       2003       2004        2003
                                    --------------------  --------------------  ----------------------
OPERATING REVENUE:
  Gas utility                       $ 154,108  $ 164,553  $ 659,264  $ 673,744  $1,097,833  $1,083,969
  Electric utility                     89,061     75,170    177,858    158,711     354,841     339,917
  Energy services and other            33,545     28,110     84,952     61,711     162,944     122,242
                                     --------   --------   --------   --------   ---------   ---------
      Total operating revenues        276,714    267,833    922,074    894,166   1,615,618   1,546,128
                                     --------   --------   --------   --------   ---------   ---------

OPERATING EXPENSES:
  Cost of gas sold                     97,031    103,799    462,667    468,575     756,556     727,204
  Fuel for electric generation         23,777     20,559     46,637     41,311      91,803      86,126
  Purchased electric energy             6,777      3,753     11,233      8,333      19,072      16,814
  Cost of energy services and other    23,095     19,060     63,099     44,595     122,241      87,171
  Other operating                      60,006     59,630    128,613    122,202     240,140     231,594
  Depreciation and amortization        34,887     32,410     67,399     63,812     132,243     125,689
  Taxes other than income taxes        10,711     11,083     33,371     33,118      57,260      56,447
                                     --------   --------   --------   --------   ---------   ---------
      Total operating expenses        256,284    250,294    813,019    781,946   1,419,315   1,331,045
                                     --------   --------   --------   --------   ---------   ---------

OPERATING INCOME                       20,430     17,539    109,055    112,220     196,303     215,083
OTHER INCOME:
  Equity in earnings of
     unconsolidated affiliates         (4,883)      (129)    11,998      8,677      15,490      10,966
  Other - net                           1,790     (1,007)    (3,851)    (2,155)     11,250       4,120
                                     --------   --------   --------   --------   ---------   ---------
      Total other income               (3,093)    (1,136)     8,147      6,522      26,740      15,086
                                     --------   --------   --------   --------   ---------   ---------

INTEREST EXPENSE                       18,787     18,261     38,129     37,137      76,578      76,273
                                     --------   --------   --------   --------   ---------   ---------

INCOME BEFORE INCOME TAXES             (1,450)    (1,858)    79,073     81,605     146,465     153,896

INCOME TAXES                           (4,769)    (5,939)    20,901     21,788      36,782      37,312

MINORITY INTEREST IN SUBSIDIARY            21          6         28         33          61         794

PREFERRED DIVIDEND REQUIREMENT
   OF SUBSIDIARY                            3          5          9         14          18          36
                                     --------   -------------------   --------------------   ---------

NET INCOME                          $   3,295  $   4,070  $  58,135  $  59,770  $  109,604  $  115,754
                                     ========   ========   ========   ========   =========   =========

AVERAGE COMMON SHARES OUTSTANDING      75,551     67,768     75,512     67,731      74,484      67,668
DILUTED COMMON SHARES OUTSTANDING      75,833     68,083     75,873     67,976      74,793      67,935

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:

    EARNINGS PER SHARE OF COMMON
      STOCK                         $    0.04  $    0.06  $    0.77  $    0.88  $     1.47  $     1.71
                                     ========   ========   ========   ========   =========   =========
  DILUTED:

    EARNINGS PER SHARE OF COMMON
      STOCK                         $    0.04  $    0.06  $    0.77  $    0.88  $     1.47  $     1.70
                                     ========   ========   ========   ========   =========   =========

                                        VECTREN UTILITY HOLDINGS
                                        AND SUBSIDIARY COMPANIES

                                   CONSOLIDATED STATEMENTS OF INCOME
                                 (Thousands, except per share amounts)
                                               (Unaudited)

                                      Three Months            Six Months            Twelve Months
                                      Ended June 30          Ended June 30          Ended June 30
                                   --------------------  --------------------  ----------------------
                                      2004       2003       2004       2003       2004        2003
                                   --------------------  --------------------  ----------------------
OPERATING REVENUE:
  Gas utility                      $ 154,108  $ 164,553  $ 659,264  $ 673,744  $1,097,833  $1,083,969
  Electric utility                    89,061     75,170    177,858    158,711     354,841     339,917
  Other                                  200        199        481        397         877         584
                                    --------   --------   --------   --------   ---------   ---------
      Total operating revenues       243,369    239,922    837,603    832,852   1,453,551   1,424,470
                                    --------   --------   --------   --------   ---------   ---------

OPERATING EXPENSES:
  Cost of gas sold                    97,031    103,799    462,667    468,575     756,556     727,204
  Fuel for electric generation        23,777     20,559     46,637     41,311      91,803      86,126
  Purchased electric energy            6,777      3,753     11,233      8,333      19,072      16,814
  Other operating                     53,670     53,895    113,768    110,498     213,368     208,987
  Depreciation and amortization       31,833     29,681     61,444     58,443     120,949     116,009
  Taxes other than income taxes       10,401     10,864     32,744     32,582      56,788      55,243
                                    --------   --------   --------   --------   ---------   ---------
      Total operating expenses       223,489    222,551    728,493    719,742   1,258,536   1,210,383
                                    --------   --------   --------   --------   ---------   ---------

OPERATING INCOME                      19,880     17,371    109,110    113,110     195,015     214,087

OTHER INCOME (EXPENSE):
  Equity in earnings (losses) of
     unconsolidated affiliates            45         86        213       (418)        158      (1,761)
  Other - net                          1,428        225      1,385     (1,282)      7,429          23
                                    --------   --------   --------   --------   ---------   ---------
      Total other income (expense)     1,473        311      1,598     (1,700)      7,587      (1,738)
                                    --------   --------   --------   --------   ---------   ---------

INTEREST EXPENSE                      16,467     15,864     33,426     32,380      67,181      66,659
                                    --------   --------   --------   --------   ---------   ---------

INCOME BEFORE INCOME TAXES             4,886      1,818     77,282     79,030     135,421     145,690

INCOME TAXES                           2,108        378     29,841     30,273      51,150      50,519

PREFERRED DIVIDEND REQUIREMENT
   OF SUBSIDIARY                           3          5          9         14          18          36
                                    --------   --------   --------   --------   ---------   ---------

NET INCOME                         $   2,775  $   1,435  $  47,432  $  48,743  $   84,253  $   95,135
                                    ========   ========   ========   ========    ========   =========


          VECTREN CORPORATION               3 Months              6 Months           12 Months
              HIGHLIGHTS                  Ended June 30         Ended June 30      Ended June 30
                                       -------------------------------------------------------------
  (millions, except per share amounts)
                                       -------------------------------------------------------------
            (Unaudited)                  2004        2003       2004       2003     2004      2003
----------------------------------------------------------------------------------------------------
Reported Earnings:
  Utility Group                        $   2.8     $   1.4    $  47.4    $  48.7   $  84.3   $  95.1

  Non-regulated Group
     Energy Marketing and Services         1.0         1.1        8.0        9.2      14.1      14.1
     Mining                                0.6         0.5        1.3        0.5       0.5       1.5
     Synfuels related                      3.2         4.1        6.1        6.4      13.0      12.2
                                       -------     -------    -------    -------   -------   -------
         Total Coal Mining                 3.8         4.6        7.4        6.9      13.5      13.7
     Utility Infrastructure Services       0.5        (0.2)      (0.1)      (1.2)      0.3      (1.9)
     Broadband                             0.1        (1.2)      (3.3)      (1.2)     (3.2)     (1.0)
     Other Businesses                     (4.7)       (0.9)      (0.7)      (1.8)      2.4      (2.8)
                                       -------     -------    -------    -------   -------   -------
     Total Non-regulated Group             0.7         3.4       11.3       11.9      27.1      22.1

  Corporate and Other                     (0.2)       (0.7)      (0.6)      (0.8)     (1.8)     (1.5)
                                       -------     -------    -------    -------   -------   -------

  Vectren Consolidated                   $ 3.3     $   4.1    $  58.1       59.8   $ 109.6   $ 115.7
                                       =======     =======    =======    =======   =======   =======


Vectren Selected Highlights
                                      12 months   12 months
                                        Ended       Ended
                                       June 30     June 30
                                         2004        2003
                                      ---------   ---------

Dividends Paid (per common
   share, 12 months)                   $  1.13     $  1.09

Annualized Dividend                    $  1.14     $  1.10

Dividend Yield (at close)                 4.5%        4.4%

Dividend Payout Ratio                    76.9%       63.7%

Dividend to Book Value                    7.9%        8.3%


Return on Average
   Shareholders' Equity                  11.0%       13.1%


Book Value Per Share                   $ 14.37     $ 13.20

Market to Book Value (at close)           175%        190%

Common Stock Prices (VVC - NYSE)

High                                   $ 25.87     $ 26.13

Low                                    $ 22.25     $ 17.95

Close                                  $ 25.09     $ 25.05

Price/Earnings Ratio (trailing)           17.1        14.6

Ratio of Total Debt to Total
   Capitalization                          53%         60%

Percent Internally Generated
   Funds - Utility Group                   63%         75%

Ratio of Earnings to Fixed
   Charges - SEC Method

        Consolidated                       3.1         2.9
        Utility Group                      3.0         3.2


     VECTREN CORPORATION
  SELECTED GAS DISTRIBUTION          3 Months                6 Months                 12 Months
    OPERATING STATISTICS           Ended June 30           Ended June 30            Ended June 30
                               ---------------------   ---------------------   ------------------------
                                  2004        2003        2004        2003        2004          2003
                               ---------   ---------   ---------   ---------   ----------   -----------
        (Unaudited)
----------------------------
GAS OPERATING REVENUES
   (Thousands):

  Residential                  $  97,847   $ 108,879   $ 438,939   $ 454,496   $  727,006   $  724,893

  Commercial                      38,062      38,836     164,518     166,054      274,641      263,123

  Contract                        15,151      14,604      48,117      48,365       84,400       86,277

  Miscellaneous Revenue            3,048       2,234       7,690       4,829       11,786        9,676
                               ---------   ---------   ---------   ---------   ----------   ----------
                               $ 154,108   $ 164,553   $ 659,264   $ 673,744   $1,097,833   $1,083,969
                               =========   =========   =========   =========   ==========   ==========


GAS MARGIN (Thousands):

  Residential                  $  35,721   $  38,965   $ 126,089   $ 133,653   $  217,899   $  230,915

  Commercial                       9,102       9,199      37,213      38,924       63,005       67,414

  Contract                        10,831       9,668      28,881      28,179       52,571       51,445

  Miscellaneous                    1,423       2,922       4,414       4,413        7,802        6,991
                               ---------   ---------   ---------   ---------   ----------   ----------
                               $  57,077   $  60,754   $ 196,597   $ 205,169   $  341,277   $  356,765
                               =========   =========   =========   =========   ==========   ==========

GAS SOLD & TRANSPORTED (MDth):

  Residential                      8,511       9,995      49,873      54,551       78,532       87,859

  Commercial                       3,690       4,161      19,570      21,379       31,554       34,623

  Contract                        18,607      18,070      47,828      48,394       92,205       95,706
                               ---------   ---------   ---------   ---------   ----------   ----------
                                  30,808      32,226     117,271     124,324      202,291      218,188
                               =========   =========   =========   =========   ==========   ==========

AVERAGE GAS CUSTOMERS

  Residential                    875,982     869,127     883,568     877,105      877,334      871,816

  Commercial                      78,997      78,984      79,724      79,830       79,259       79,551

  Contract                         4,042       4,103       4,054       4,119        4,043        4,143
                               ---------   ---------   ---------   ---------   ----------   ----------
                                 959,021     952,214     967,346     961,054      960,636      955,510
                               =========   =========   =========   =========   ==========   ==========

WEATHER  AS A PERCENT OF NORMAL:

  Heating Degree Days                73%         92%         92%        105%          92%         104%


     VECTREN CORPORATION
      SELECTED ELECTRIC             3 Months                 6 Months                 12 Months
    OPERATING STATISTICS          Ended June 30            Ended June 30            Ended June 30
                              ----------------------  ----------------------   -----------------------
                                 2004        2003        2004        2003         2004         2003
                              ----------  ----------  ----------  ----------   ----------   ----------
          (Unaudited)
-------------------------------
ELECTRIC OPERATING REVENUES
 (Thousands):

  Residential                 $   29,703  $   20,401  $   57,197  $   46,397   $  116,181   $  108,017

  Commercial                      24,307      18,716      44,443      37,481       89,230       80,410

  Industrial                      27,586      23,449      53,104      44,500      101,350       91,823

  Municipals                       5,982       5,185      11,421      10,008       22,947       21,331

  Miscellaneous Revenue              857       1,449       2,322       2,936        6,571        5,436
                              ----------  ----------  ----------  ----------   ----------   ----------
    Total Retail                  88,435      69,200     168,487     141,322      336,279      307,017

  Net Wholesale Revenues             626       5,970       9,371      17,389       18,562       32,900
                              ----------  ----------  ----------  ----------   ----------   ----------
                              $   89,061  $   75,170  $  177,858  $  158,711   $  354,841   $  339,917
                              ==========  ==========  =========== ==========   ==========   ==========

ELECTRIC MARGIN (Thousands):

  Residential                 $   23,181  $   16,110  $   44,236  $   35,891   $   90,295   $   84,708

  Commercial                      17,018      13,330      31,427      26,843       63,694       58,476

  Industrial                      15,770      12,791      30,216      25,126       58,623       54,121

  Municipals                       3,452       3,212       6,554       6,226       13,443       12,682

  Miscellaneous                      825       1,429       2,255       2,857        6,458        5,278
                              ----------  ----------  ----------  ----------   ----------   ----------
    Total Retail                  60,246      46,872     114,688      96,943      232,513      215,265
                              ----------  ----------  ----------  ----------   ----------   ----------
  Net Wholesale Margin            (1,739)      3,986       5,300      12,124       11,453       21,712
                              ----------  ----------  ----------  ----------   ----------   ----------
                              $   58,507  $   50,858  $  119,988  $  109,067   $  243,966   $  236,977
                              ==========  ==========  ==========  ==========   ==========   ==========

ELECTRICITY SOLD (MWh):

  Residential                    362,713     261,504     740,263     656,319    1,525,650    1,543,253

  Commercial                     397,388     328,998     728,331     662,844    1,487,614    1,448,478

  Industrial                     642,456     651,770   1,277,725   1,205,681    2,488,929    2,493,342

  Municipals                     157,985     145,936     310,212     279,748      631,388      606,836

  Miscellaneous Sales              2,791       4,235       6,452       9,349       14,313       18,998
                              ----------  ----------  ----------  ----------   ----------   ----------
    Total Retail               1,563,333   1,392,443   3,062,983   2,813,941    6,147,894    6,110,907

  Wholesale                      593,800     576,700   1,105,114   2,025,050    3,385,254    7,100,763
                              ----------  ----------  ----------  ----------   ----------   ----------
                               2,157,133   1,969,143   4,168,097   4,838,991    9,533,148   13,211,670
                              ==========  ==========  ==========  ==========   ==========   ==========

AVERAGE ELECTRIC CUSTOMERS

  Residential                    117,994    116,719      118,121     116,887      117,697      116,654

  Commercial                      17,044     16,975       17,042      16,955       17,026       16,948

  Industrial                         154        177          155         177          157          175

  All Others                          21         21           21          21           21           22
                              ----------  ----------  ----------  ----------   ----------   ----------
                                 135,213    133,892      135,339     134,040      134,901      133,799
                              ==========  ==========  ==========  ==========   ==========   ==========

WEATHER  AS A PERCENT OF NORMAL:

  Heating Degree Days                73%        92%          92%        105%          92%         104%
  Cooling Degree Days               120%        57%         120%         56%         101%         104%